As filed with the Securities and Exchange Commission on April 25, 2018.
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549
______________________
FORM S-8
REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933
______________________
FASTENAL COMPANY
(Exact Name of Registrant as Specified in Its Charter)

Minnesota (State or Other Jurisdiction of Incorporation or Organization)	41-0948415 (I.R.S. Employer Identification No.)
2001 Theurer Boulevard Winona, MN 55987-1500 (Address of Principal Executive Offices and Zip Code)
FASTENAL COMPANY NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN
(Full Title of the Plan)

Holden Lewis
Executive Vice President and Chief Financial Officer
Fastenal Company
2001 Theurer Boulevard
Winona, MN 55987-1500
(Name and Address of Agent for Service)
copy to:
Nicole Leimer
Faegre Baker Daniels LLP
2200 Wells Fargo Center
90 South Seventh Street
Minneapolis, MN 55402-3901

Telephone number, including area code, of agent for service: (507) 454-5374
______________________
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definition of “large accelerated filer”, “accelerated filer”, “smaller reporting company", and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☒	Accelerated Filer	☐
Non-accelerated Filer	☐ (Do not check if a smaller reporting company)	Smaller Reporting Company	☐
		Emerging Growth Company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)
Common Stock, $.01 par value	2,500,000	49.57	123,925,000.00	15,428.66

(1)
This Registration Statement also will cover any additional shares of common stock that become issuable under the Non-Employee Director Stock Option Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the registrant’s receipt of consideration that results in an increase in the number of outstanding shares of the registrant’s common stock.

(2)
Offering price estimated solely for the purpose of determining the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended, based on the average of the high and low sale prices per share of the Registrant’s common stock as quoted on the Nasdaq Global Select Market on April 24, 2018.

PART I

The document(s) containing the information specified in Part I will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE
REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The following documents previously filed (File No. 000-16125) with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are, as of their respective dates, incorporated by reference in this Registration Statement:

(a) The Annual Report on Form 10-K of the Company for the fiscal year ended December 31, 2017 (which incorporates by reference certain portions of the Company’s 2017 Annual Report to Shareholders and Definitive Proxy Statement for the Company’s 2018 Annual Meeting of Shareholders);

(b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report on Form 10‑K referred to in (a) above (other than information deemed to have been “furnished” rather than “filed” in accordance with the Commission’s rules); and

(c) The description of the Company’s common stock contained in the Registration Statement on Form 8-A filed on August 12, 1987 pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, and all amendments and reports filed for the purpose of updating such description.

In addition, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this Registration Statement and before the filing of a post-effective amendment (other than information deemed to have been “furnished” rather than “filed” in accordance with the Commission’s rules) that indicates that all shares of common stock offered have been sold, or that deregisters all shares of common stock then remaining unsold, shall be deemed to be incorporated by reference in, and to be a part of, this Registration Statement from the date of filing of those documents.

Any statement contained in a document incorporated, or deemed to be incorporated, by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or incorporated herein by reference or in any other subsequently filed document that is or is deemed to be incorporated by reference herein modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.    Description of Securities.

Not Applicable.

Item 5.    Interests of Named Experts and Counsel.

Not Applicable.

Item 6.    Indemnification of Directors and Officers.

The Company is subject to Minnesota Statutes Chapter 302A, the Minnesota Business Corporation Act (the “MBCA”). Section 302A.521 of the MBCA provides that, unless prohibited by its articles of incorporation or bylaws, a corporation must indemnify an officer or director who is made or threatened to be made a party to a proceeding by reason of such person’s present or former official capacity against judgments, penalties, fines, settlements and reasonable expenses, including attorneys’ fees and disbursements, incurred by such person in connection with the proceeding, if certain criteria are met. These criteria, all of which must be met by the person seeking indemnification, are (a) that such person has not been indemnified by another organization or employee benefit plan for the same judgments, penalties, fines, settlements and expenses; (b) that such person must have acted in good faith; (c) that no improper personal benefit was obtained by such person and such person satisfied certain statutory conflicts of interest provisions, if applicable; (d) that, in the case of a criminal proceeding, such person had no reasonable cause to believe that the conduct was unlawful; and (e) that such person must have acted in a manner he reasonably believed was in the best interests of the corporation or, in the case of conduct while serving as a director, officer, partner, trustee, employee or agent of another organization or employee benefit plan, not opposed to the best interests of the corporation. Section 302A.521 of the MBCA also provides that, unless prohibited by the corporation’s articles of incorporation or bylaws, if a director or officer is made or threatened to be made a party to a proceeding, such person is entitled to payment or reimbursement by the corporation of reasonable expenses, including attorneys’ fees and disbursements, incurred by such person in advance of the final disposition of the proceeding (a) upon receipt by the corporation of a written affirmation by such person of a good faith belief that the criteria for indemnification have been satisfied and a written undertaking by such person to repay all amounts so paid or reimbursed if it is ultimately determined that the criteria for indemnification have not been satisfied; and (b) after a determination that the facts then known would not preclude indemnification. The determination as to eligibility for indemnification and advancement of expenses is required to be made by the members of the corporation's board of directors or a committee of the board who are at the time not parties to the proceeding under consideration, by special legal counsel, by the shareholders who are not parties to the proceeding or by a court.

Article VIII of the Company’s Restated Articles of Incorporation eliminates the personal liability of the directors of the Company to the Company and its shareholders for monetary damages for breach of fiduciary duty, other than liability of a director (a) for breach of the director’s duty of loyalty to the Company or its shareholders; (b) for acts or omissions not in good faith that involve intentional misconduct or a knowing violation of law; (c) under Section 302.559 (liability for illegal distributions to shareholders) or 80A.23 (liability for violations of the anti-fraud or registration provisions of state securities laws) of the Minnesota Statutes; (d) for any transaction from which the director derived an improper personal benefit; or (e) for any act or omission occurring prior to the effective date of Article VIII (June 3, 1987).

Article VI, Section 1 of the Company’s Restated Bylaws requires the Company to provide indemnification and advancement of expenses, including witness reimbursements, to any director or officer of the Company made or threatened to be made a party to a proceeding, or appearing as a witness in a proceeding, by reason of the former or present official capacity of the person, in such manner, under such circumstances, and to such extent, as is required or permitted by Section 302A.521 of the MBCA or by other provisions of law.

Item 7.    Exemption from Registration Claimed.

Not Applicable.

Item 8.    Exhibits.

4.1	Restated Articles of Incorporation of Fastenal Company, as amended (incorporated by reference to Exhibit 3.1 to Fastenal Company’s Form 10-Q for the quarter ended March 31, 2012 (file no. 000-016125))
4.2	Restated By-Laws of Fastenal Company (incorporated by reference to Exhibit 3.2 to Fastenal Company’s Form 8-K dated as of October 15, 2010 (file no. 000-16125))
5	Opinion of Faegre Baker Daniels LLP, counsel for the Company
23.1	Consent of Faegre Baker Daniels LLP (contained in Exhibit 5 to this Registration Statement)
23.2	Consent of Independent Registered Public Accounting Firm
24	Powers of Attorney
99	Fastenal Company Non-Employee Director Stock Option Plan

Item 9. Undertakings.

A.    The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a twenty percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Winona, State of Minnesota on the 25th day of April, 2018.

FASTENAL COMPANY
By:	/s/ Daniel L. Florness
Daniel L. Florness, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on April 25, 2018 by the following persons in the capacities indicated, including a majority of the registrant’s directors:

Name	Title

/s/ Daniel L. Florness	President, Chief Executive Officer (Principal Executive Officer), and Director
Daniel L. Florness

/s/ Holden Lewis	Executive Vice President and Chief Financial Officer (Principal Financial Officer)
Holden Lewis

/s/ Sheryl A. Lisowski	Controller, Chief Accounting Officer, and Treasurer (Principal Accounting Officer)
Sheryl A. Lisowski

*	Director (Chairman)
Willard D. Oberton

*	Director
Michael J. Ancius

*	Director
Michael J. Dolan

*	Director
Stephen L. Eastman

*	Director
Rita J. Heise

*	Director
Darren R. Jackson

*	Director
Daniel L. Johnson

*	Director
Scott A. Satterlee

*	Director
Reyne K. Wisecup

*By:	/s/ Holden Lewis
Holden Lewis, Attorney-in-Fact